Exhibit 99.15

Personal  Products Company to Acquire Rembrandt  Brand  from
The Gillette Company

Acquisition to expand portfolio of oral health products

SKILLMAN, N.J., Oct 24, 2005 /PRNewswire-FirstCall via COMTEX News Network/ -- Personal Products Company, a Johnson & Johnson company, announced today that it has entered into a definitive agreement to purchase the Rembrandt Brand of oral care products from The Gillette Company.

The terms of the transaction were not disclosed. The transaction is anticipated to close in the fourth quarter of 2005, subject to regulatory approvals and the customary closing conditions.

The Rembrandt Brand equity is based in tooth whitening products. As part of the agreement, Personal Products Company will acquire all of the consumer and professionally dispensed Rembrandt Brand products, including whitening toothpastes, whitening strips, whitening systems and mouth rinses.

"The Rembrandt Brand is the perfect complement to our existing oral care portfolio, which includes REACH(R) Toothbrushes, Johnson & Johnson REACH(R) Dental Floss, ACT(R) Rinse and the REACH(R) ACCESS(TM) Daily Flosser," stated Michael Sneed, Johnson & Johnson Consumer Company Group Chairman, North America. "This transaction provides us with an outstanding equity in the rapidly emerging aesthetic segment of oral care."

Personal Products Company, a division of McNeil-PPC, Inc., develops, produces and markets innovative oral health, women's health and sanitary protection products. It is a leader in the fast growing oral health market with a full line of floss, rinse and toothbrush products, marketed under the REACH(R) brand, as well as ARESTIN(R) (minocycline HCI) 1 mg Microspheres, which is a treatment for periodontal disease. Other leading brands of Personal Products Company include MONISTAT(R), K-Y Brand Liquid(R), CAREFREE(R), o.b.(R) and STAYFREE(R).

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from Johnson & Johnson. Johnson & Johnson assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)